Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Licenses Drug Candidate for the Prevention and Treatment of EGFR Inhibitor-Associated Skin Rash
Monday October 16

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Hana Biosciences (NASDAQ:HNAB - News), a biopharmaceutical company focused on advancing cancer care, today announced that it has acquired exclusive rights to develop and commercialize Menadione, a preclinical product candidate for the prevention and treatment of skin rash associated with the use of epidermal growth factor receptor (EGFR) inhibitors in the treatment of certain cancers. The activity of Menadione was discovered in the laboratory of Roman Perez-Soler, M.D., Chief of the Division of Oncology in the Department of Medicine at the Albert Einstein College of Medicine in New York. Dr. Perez-Soler is a leading clinical investigator and Chair of the Department of Oncology at the Montefiore Medical Center. Hana's rights were obtained pursuant to a license agreement with the Albert Einstein College of Medicine. Pursuant to the license agreement, Hana holds a worldwide, exclusive, royalty-bearing license, with the right to grant sublicenses to pending patent applications relating to topical menadione.

Based on numerous clinical studies, an estimated 75 percent of cancer patients receiving treatment with EGFR inhibitors develop significant skin toxicities presenting as acne-like rash on the face and upper body. Menadione, a small molecule phosphatase inhibitor, is an activator of EGFR signaling. In vivo studies have suggested that topically-applied menadione may restore EGFR signaling specifically in the skin of patients treated systemically with EGFR inhibitors. Currently prescribed EGFR inhibitors include Erbitux® (cetuximab); ImClone Systems and Bristol-Myers Squibb, Tarceva® (erlotonib); OSI Pharmaceuticals and Genentech, and Vectibix(TM) (panitumumab); Amgen.

"Menadione is a targeted therapy with the potential to address a significant unmet medical need in supportive care for cancer patients, and complements our portfolio of anti-cancer and supportive care products. We are excited about the opportunity to develop menadione into a product that could enhance the lives of patients undergoing cancer treatment," stated Mark Ahn, PhD, President and Chief Executive Officer. "Over 50,000 patients are affected by EGFR inhibitor-associated rash annually, and patients with severe rash often require dose reduction, dose interruption, or treatment cessation. Such treatment delay is highly undesirable, since clinical studies strongly suggest that presence of rash correlates with the clinical effectiveness of EGFR inhibitor cancer treatment. There are currently no targeted treatments for this rash."

Hana expects to complete formulation of menadione by the first half of 2007 and file an Investigational New Drug application by the end of 2007.

About Epidermal Growth Factor Receptor (EGFR) Inhibitors

Epidermal Growth Factor Receptor (EGFR) inhibitors are currently used to treat non-small cell lung cancer, pancreatic, colorectal, and head & neck cancer. The number of approved EGFR inhibitor agents is expected to grow as several compounds move through clinical trials in a variety of tumor types including breast, prostate, ovarian, and esophageal tumors. Approximately seventy-five percent of patients taking EGFR inhibitors develop an associated skin rash. Loss of EGFR signaling has been hypothesized as a mechanism of skin toxicity in patients receiving EGFR inhibitors.

About Menadione

Menadione, a small organic molecule, has been shown to activate the EGFR signaling pathway by inhibiting phosphatase activity. In laboratory studies presented at the 2006 American Society of Clinical Oncology Conference (Abstract #3036), menadione reversed EGFR inhibition caused by cancer treatments cetuximab and erlotinib. In preclinical models, topical menadione has also been shown to rescue EGFR signaling activity in the skin of animals treated systemically with erlotinib.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ:HNAB - News) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to topical menadione or its other product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of topical menadione or Hana's other product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences
Remy Bernarda, 650-228-2769
Fax: 650-588-2787
investor.relations@hanabiosciences.co

Source: Hana Biosciences, Inc.